U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 9, 2007

NORTHERN ETHANOL, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-51564	34-2033194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(Address of principal executive offices)

(416) 366-5511

(Issuer's Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement

On July 9, 2007, we entered into a Line of Credit Agreement with Aurora Beverage Corporation (“Aurora”) wherein Aurora has agreed to provide us with a $1 million unsecured line of credit. Interest accrues at the rate of eight percent (8% per annum) and is payable monthly. Principal and unpaid interest is due on or before July 8, 2008. As of the date of this Report, we have drawn down an aggregate of $98,000 on this line of credit.

Aurora is a company owned by the same individual that owns Rosten Investments Inc. (“Rosten”). Rosten owns 10,000,000 shares of the Company’s outstanding Common Stock or 9.5% interest.

We believe that this line of credit, together with the Company’s line of credit with Union Capital Trust, will provide sufficient monies to fund the expected $1,000,000 deposits required on each of our EPC contracts for our Barrie and Sarnia plants and our expected working capital requirements for project development (approximately $1,500,000 per quarter) until we are in a position to begin construction at Barrie and draw on the proposed WestLB AG line of credit outlined in its engagement letter and indicative term sheet executed effective December 13, 2006.

Item 9.01. Exhibits.

Number	Exhibit

10.14	Line of Credit Agreement and Promissory Note with Aurora Beverage Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 1, 2007	NORTHERN ETHANOL, INC. (Registrant) By: s/Gordon Laschinger______________ Gordon Laschinger, Chief Executive Officer & President

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